Exhibit 10.1

$50,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

II-VI INCORPORATED

And

THE GUARANTORS PARTY HERETO

and

THE BANKS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

Dated as of June 15, 2011

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.19	-	INSURANCE POLICIES
SCHEDULE 6.1.23	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.25	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.4	-	EXISTING LOANS AND INVESTMENTS
SCHEDULE 8.2.9	-	EXISTING INVESTMENTS IN PERMITTED JOINT VENTURES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	REVOLVING LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 2.11	-	BANK JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 7.1.16	-	SOLVENCY CERTIFICATE
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 15, 2011 and is made by and among II-VI INCORPORATED, a Pennsylvania corporation (the “Borrower”), each of the Guarantors (as hereinafter defined), PNC BANK, NATIONAL ASSOCIATION (in such capacity “PNC Bank”) and the other BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $50,000,000, subject to increase as set forth in Section 2.11.1 hereof (the “Credit Facility”); and

WHEREAS, the Credit Facility shall be used to refinance existing indebtedness, to pay fees and expenses associated with the Credit Facility and for general corporate purposes; and

WHEREAS, the Banks are willing to provide such Credit Facility upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Adjusted Consolidated EBITDA shall mean, for any period, the consolidated net income (or net loss) of any Person for such period as determined in accordance with GAAP plus the sum of (i) consolidated interest expense, (ii) total consolidated income tax expense, (iii) consolidated amortization and depreciation expense, and (iv) any consolidated extraordinary or non-recurring losses, minus any consolidated extraordinary or non-recurring gains, provided, however that for the purposes of this definition, with respect to a business acquired by such Person or any of its consolidated subsidiaries pursuant to a Permitted Acquisition, Adjusted Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition has been consummated at the beginning of such period.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns.

Agent’s Fee shall have the meaning assigned to that term in Section 10.15.

Agent’s Letter shall have the meaning assigned to that term in Section 10.15.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum at the level indicated in the pricing grid on Schedule 1.1.1(A) as the applicable “Commitment Fee.”

Applicable Margin shall mean the number of basis points shown on the pricing grid on Schedule 1.1.1(A) to be added to the Base Rate or the Euro-Rate or to be charged per annum under Section 2.3 to determine the Commitment Fee.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Bank-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Bank and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents.

Banks shall mean the financial institutions named on Schedule 1.1(B), the New Banks as described in Section 2.11.1 hereof and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus fifty basis points (0.5%), (b) the Prime Rate, or (c) the Daily Euro-Rate, plus one hundred basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the Revolving Credit Base Rate Option.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Borrower shall mean II-VI Incorporated, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall have the meaning assigned to that term in Section 9.1.13.

Closing Date shall mean June 15, 2011. The closing shall take place at 10:00 a.m., Eastern Daylight Time, on the Closing Date at the offices of K&L Gates LLP, or at such other time and place as the parties agree.

Commitment shall mean as to any Bank its Revolving Credit Commitment, in the case of PNC Bank, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, and Swing Loan Commitments of all of the Banks.

Commitment Fee shall have the meaning assigned to that term in Section 2.3.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.3.

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

Consolidated EBITDA shall mean, for any period, the consolidated net income (or net loss) of any Person for such period as determined in accordance with GAAP plus the sum of (i) consolidated interest expense, (ii) total income tax expense, (iii) consolidated amortization and depreciation expense, and (iv) any extraordinary or non-recurring losses, minus any extraordinary or non-recurring gains.

Consolidated Interest Coverage Ratio shall mean, for any period, the ratio of Consolidated EBITDA to cash payments for interest expense in such period (including the interest component of capitalized leases).

Consolidated Leverage Ratio shall mean the ratio of Consolidated Total Indebtedness to Adjusted Consolidated EBITDA.

Consolidated Total Indebtedness shall mean the consolidated Indebtedness of a Person for such period.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Daily Euro-Rate shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day.

Defaulting Bank shall mean any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Agent, the Issuing Bank, PNC (as the Swing Loan Bank) or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 10.13 with respect to purchasing participations from the other Banks, whereby such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Banks.

As used in this definition and in Section 2.12 , the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

De Minimis Transactions shall mean for the Loan Parties or their Subsidiaries, the acquisition, whether by purchase or by merger, of (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person, as described in Section 8.2.6, involving a transaction amount of $10,000,000, or less, for each such transaction.

Derivatives means, including without limitation, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Bank or an Affiliate of a Bank and the Borrower or any Loan Party which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions); (b) any combination of these transactions; and (c) any agreements, instruments, certificates or documents contemplated thereby, as any of the same may be supplemented or amended from time to time.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3.2.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equity Offering shall mean the sale by Borrower of any equity security (whether sold in a private placement or a public offering, but not including the exercise of stock options granted in the ordinary course of business).

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes hereof, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate with respect to Dollar Loans may also be expressed by the following formula:

Euro-Rate =	London interbank offered rate quoted by
Bloomberg or appropriate successor as shown on
Bloomberg Page BBAM1
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower on behalf of the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean the Revolving Credit Euro-Rate Option.

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”); and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments and the Swing Loan Commitment, June 15, 2016.

Existing Bank shall have the meaning assigned to that term in Section 2.11.1.

Existing Credit Facility shall mean the Credit Agreement dated as of October 23, 2006 by and among the Borrower, PNC Bank, National Association, as Agent, the Banks party thereto and the Guarantors party thereto, as amended.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii).

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.9.8.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except (i) endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (ii) guaranties and indemnification obligations directly related to the sale of goods or services by such Person in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Agent for the benefit of the Banks.

Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Inactive Subsidiary shall mean any Subsidiary of the Borrower formed under the laws of the United States or any state which is not party to this Agreement, by joinder or otherwise, and which has assets of less than $1,000,000 or gross revenue in any fiscal year of Borrower of less than $1,000,000.

Increasing Bank shall have the meaning assigned to that term in Section 2.11.1.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“IFRS” shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board in effect from time to time.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months if Borrower selects the Euro-Rate Option. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness, including the Rate Protection Agreement (Japan).

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Issuing Bank shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Letter of Credit shall have the meaning assigned to that term in Section 2.9.1.

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.4.

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.9.2.

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning given to such term in Section 6.1.3.

Loan Documents shall mean this Agreement, the Agent’s Letter (if applicable), the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning given to such term in Section 2.5.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan. Letters of Credit shall not be considered Loans hereunder unless drawings under such Letters of Credit are deemed to be a Revolving Credit Loan pursuant to Section 2.9.3 or a Letter of Credit Borrowing pursuant to Section 2.9.3.4, in which case such Letters of Credit shall be a Loan hereunder.

Material Adverse Change or Material Adverse Effect shall mean any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (iv) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

New Bank shall have the meaning assigned that term in Section 2.11 hereof.

Notes shall mean the Revolving Credit Notes and the Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligation shall mean any obligation or liability of any of the Loan Parties or II-VI Japan Incorporated to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Agent’s Letter, the Rate Protection Agreement (Japan), any Other Bank Provided Financial Services Product or any other Loan Document. Obligations shall include the liabilities to any Bank under any Bank-Provided Interest Rate Hedge but shall not include the liabilities to other Persons under any other Interest Rate Hedge.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Other Bank Provided Financial Service Product shall mean agreements or other arrangements under which any Bank or Affiliate of a Bank provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Participation Advance shall mean, with respect to any Bank, such Bank’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.9.3.4.

Partnership Interests shall have the meaning given to such term in Section 6.1.3.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.6.

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv) loans to any Person (based on outstanding principal balance measured from time to time) made on or after the Closing Date or investments in any Person (measured at the time of each such investment) made on or after the Closing Date, together with investments in Permitted Joint Ventures (measured at the time of each such investment) made on or after the Closing Date, not to exceed $40,000,000 in the aggregate at any time outstanding;

(v) Investments in Permitted Joint Ventures;

(vi) Investments and acquisitions permitted under Section 8.2.6;

(vii) mutual funds that invest substantially all their assets in investments described in (i), (ii) or (iii) above; and

(viii) other investments of a type not described in subparts (i) thorough (vii) of this definition not in excess of $20,000,000 at any time.

Permitted Joint Venture shall have the meaning assigned to that term in Section 8.2.9(b).

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens in favor of the Agent for the benefit of the Banks, in the form of rights of set-off and recoupment, securing the Obligations, including liabilities under any Bank-Provided Interest Rate Hedge and Other Bank Provided Financial Services Products;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases permitted in this Agreement securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests plus amounts treated as indebtedness under GAAP with respect to leases treated as capital leases under GAAP shall not exceed $20,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P) and liens permitted under subpart (x) of this definition of Permitted Liens);

(x) Liens in favor of The Bank of Nova Scotia arising under the Consignment and/or Purchase of Platinum Agreement dated as of February 26, 2009 between II-VI Incorporated and The Bank of Nova Scotia, as amended from time to time (and Liens under similar replacement facilities as to which the Agent has been provided notice by Borrower), provided that the amount secured by such Liens shall not exceed $10,000,000 at any time, and

(xi) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.6.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean the proportion that a Bank’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Banks, provided that in the case of Section 2.12 [Defaulting Banks] when a Defaulting Bank shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Rate Protection Agreement (Japan) shall mean the Second Amended and Restated Letter Agreement dated September 25, 2002 under which PNC Bank extended a Rate Protection Term Loan to II-VI Japan Incorporated, as amended and as may in the future be amended, restated or replaced, whereby PNC Bank extended a rate protection term loan to II-VI Japan Incorporated of up to Yen 300,000,000 (subject to increase to up to Yen 750,000,000 and restructuring as a revolving credit facility or combination term loan and revolving credit facility, all as may be agreed by PNC Bank, National Association and II-VI Japan Incorporated), guaranteed by the Borrower (amounts outstanding under the Rate Protection Agreement (Japan) being referred to herein as the “Rate Protection Loan”).

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Banks shall mean Banks (other than any Defaulting Bank) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Banks (excluding any Defaulting Bank) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Banks (excluding any Defaulting Bank); provided that if the Revolving Credit Commitments are increased pursuant to Section 2.12 hereof, then Required Banks shall mean (A) if there exists fewer than three (3) Banks, all Banks (other than any Defaulting Bank), and (B) if there exists three (3) or more Banks, then Banks (other than any Defaulting Bank) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Banks (excluding any Defaulting Bank) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Banks (excluding any Defaulting Bank).

Required Share shall have the meaning assigned to such term in Section 5.7.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1 (i).

Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, as the same may be reduced from time to time in accordance with Section 2.10 or Section 2.11, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 or 2.9.3.

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans and Swing Loans outstanding and the Letters of Credit Outstanding.

Settlement Date shall mean the Business Day on which the Agent elects to effect settlement pursuant to Section 5.7 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that shall be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it shall, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $5,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for a Swing Loan made in accordance with Section 2.5.2.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time. All certificates and other required submissions made by specified officers of any Loan Party shall be deemed for all purposes as made by such person solely in such person’s capacity as such officer.

1.3 Accounting Principles.

Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP;

provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.9(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 [Negative Covenants] and/or reporting requirements in Section 8.3 [Reporting Requirements] of this Agreement, any related definition and/or the definition of the term Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio for purposes of determination of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP (including adoption of IFRS) occurring after the Closing Date on the operation of such financial covenants and/or the determination of interest, Letter of Credit Fee or Commitment Fee determinations (or if the Agent notifies the Borrower in writing that the Required Banks wish to amend any financial covenant in Section 8.2 [Negative Covenants] and/or reporting requirements in Section 8.3 [Reporting Requirements], any related definition and/or the definition of the term Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio for purposes of the operation of such financial covenants in Section 8.2 [Negative Covenants] and/or reporting requirements in Section 8.3 [Reporting Requirements] with respect to the operation of such financial covenants and/or the determination of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP (including adoption of IFRS)), then the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, the Loan Parties’ compliance with such covenants and the definition of the term Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio for purposes of determination of compliance with such financial covenants and determination of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP (including adoption of IFRS) became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Banks, and the Loan Parties shall provide to the Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Agent.

2. REVOLVING CREDIT AND SWING LOAN FACILITY

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan the aggregate amount of Loans from such Bank shall not exceed such Bank’s Revolving Credit Commitment minus such Bank’s Ratable Share of the Letters of Credit Outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

2.1.2 Swing Loan Commitment

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $5,000,000 (the “Swing Loan Commitment”), provided that the aggregate principal amount of PNC Bank’s Swing Loans, Letters of Credit Outstanding and the Revolving Credit Loans of all the Banks at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Banks’ Obligations with Respect to Revolving Credit Loans.

Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Bank’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the Letters of Credit Outstanding. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal the Applicable Commitment Fee Rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Bank’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) the sum of such Bank’s Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. All Commitment Fees shall be payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes.

2.4 Intentionally Deleted.

2.5 Revolving Credit Loan Requests, Swing Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Agent, not later than 10:00 a.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2 Swing Loan Requests

Except as otherwise provided herein, and provided that no Event of Default has occurred, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 12:00 noon Pittsburgh time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $1,000,000 and shall be in integral multiples of $100,000.

2.6 Making Loans.

2.6.1 Revolving Credit Loans.

The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Banks of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with Section 2.2 [Nature of Banks’ Obligations]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.6.2 Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. Pittsburgh time on the Borrowing Date.

2.7 Notes.

2.7.1 Revolving Credit Notes

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

2.7.2 Swing Loan Note

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8 Use of Proceeds, Borrowings to Repay Swing Loans

2.8.1 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used (i) to refinance existing indebtedness of the Borrower under the Existing Credit Facility, (ii) to pay fees and expenses associated with the Credit Facilities, and (iii) for general corporate purposes, working capital and Permitted Acquisitions and in accordance with Section 8.1.10 [Use of Proceeds].

2.8.2 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Banks (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.8.2 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 3:00 p.m. Pittsburgh time on the next Business Day after the date the Banks receive such notice from PNC Bank.

2.9 Letter of Credit Subfacility.

2.9.1. Issuance of Letters of Credit.

Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Agent a completed application and agreement for letters of credit in such form as the Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Agent, in advance of the proposed date of issuance. Subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.9, the Agent or any of the Agent’s Affiliates will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date (unless such letter of credit is secured by cash collateral delivered to the Agent in an amount equal to 105% of the maximum amount available to be drawn under such letter of credit and under terms and conditions and with documentation acceptable to the Agent) and providing that in no event shall (i) the Letters of Credit Outstanding exceed, at any one time, $5,000,000 or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Letters of Credit outstanding under the Existing Credit Facility on the Closing Date shall be deemed to be outstanding under this Agreement on and after the Closing Date.

2.9.2. Letter of Credit Fees.

The Borrower shall pay (i) to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Fee”) equal to the Applicable Margin per annum which would be applicable to Loans for which the Euro-Rate Option has been selected, as such Applicable Margin may change from time to time as provided in this Agreement, and (ii) at any time that there are two or more Banks, to the Agent for its own account a fronting fee equal to .125% (12.50 basis points) per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to the Agent for the Agent’s sole account the Agent’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3. Disbursements, Reimbursement.

2.9.3.1 Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.2 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Agent will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Agent shall sometimes be referred to as a “Reimbursement Obligation”) the Agent prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by the Agent under any Letter of Credit (each such date, an “Drawing Date”) in an amount equal to the amount so paid by the Agent. In the event the Borrower fails to reimburse the Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Banks under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements. Any notice given by the Agent pursuant to this Section 2.9.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.3 Each Bank shall upon any notice pursuant to Section 2.9.3.2 make available to the Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 2.9.3.4) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Bank so notified fails to make available to the Agent for the account of the Agent the amount of such Bank’s Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Drawing Date to the date on which such Bank makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Agent to give any such notice on the Drawing Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligation under this Section 2.9.3.3.

2.9.3.4 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Bank’s payment to the Agent pursuant to Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Bank in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4. Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Bank has made a Participation Advance to the Agent, or (ii) in payment of interest on such a payment made by the Agent under such a Letter of Credit, the Agent will pay to each Bank, in the same funds as those received by the Agent, the amount of such Bank’s Ratable Share of such funds, except the Agent shall retain the amount of the Ratable Share of such funds of any Bank that did not make a Participation Advance in respect of such payment by Agent.

2.9.4.2 If the Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Agent pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent the amount of its Ratable Share of any amounts so returned by the Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5. Documentation.

Each Loan Party agrees to be bound by the terms of the Agent’s application and agreement for letters of credit and the Agent’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6. Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7. Nature of Participation and Reimbursement Obligations.

Each Bank’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Agent or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests], 2.6 [Making Revolving Credit Loans] or 7.2 [Each Additional Loan] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Banks to make Participation Advances under Section 2.9.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Bank against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan

Party or any Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Agent or its Affiliates or any Bank or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of the Agent’s Affiliates has been notified thereof;

(vi) payment by the Agent or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Agent has received written notice from such Loan Party of such failure within three Business Days after the Agent shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8. Indemnity.

In addition to amounts payable as provided in Section 10.5 [Reimbursement of Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”). To the extent the Issuing Bank is not indemnified by the Borrower, the Banks will reimburse and indemnify the Issuing Bank, in proportion to their respective Ratable Shares, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against, or incurred by the Issuing Bank in performing its respective duties in any way related to or arising out of the Letter(s) of Credit issued by the Issuing Bank; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or an Affiliate of the Issuing Bank.

2.9.9. Liability for Acts and Omissions.

As between any Loan Party, Bank issuer and the Agent, or the Agent’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Agent shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent or the Agent’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Agent’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent’s or the Agent’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Agent from liability for the Agent’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Agent or the Agent’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Agent or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent or the Agent’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent or the Agent’s Affiliates under any resulting liability to the Borrower or any Bank.

2.10 Reduction of Revolving Credit Commitment.

The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to permanently reduce, in whole multiples of $1,000,000 of principal, or terminate the Revolving Credit Commitment without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.6 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated.

2.11 Increase in Commitments.

2.11.1 Increasing Banks and New Banks.

The Borrower shall have the right to make up to four (4) requests prior to the Expiration Date that: (1) the current Banks (the “Existing Banks”) increase their Revolving Credit Commitments (an Existing Bank which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Bank”) and/or (2) one or more new Banks (each a “New Bank”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No Existing Bank shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any Existing Bank shall be in the sole discretion of such Existing Bank.

(ii) Defaults. There shall exist no Event of Default on the effective date of such increase (the “Revolving Credit Commitment Increase Date”) after giving effect to such increase.

(iii) Aggregate Revolving Credit Commitments. After giving effect to any such increase, the total Revolving Credit Commitments shall not exceed $80,000,000 and the total aggregate amount of all such increases shall not exceed $30,000,000.

(iv) Minimum Increases. The request for an increase shall be in a minimum amount of $10,000,000 or such lessor amount as necessary to increase the Revolving Credit Commitments to $80,000,000.

(v) Resolutions; Opinion. The Loan Parties shall deliver to the Agent on or before the Revolving Credit Commitment Increase Date the following documents in a form reasonably acceptable to the Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties and (2) an opinion of counsel addressed to the Agent and the Banks addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(vi) Notes. The Borrower shall execute and deliver: (1) to each Increasing Bank a replacement Note (except if such Increasing Bank requests that it not receive a Note) reflecting the new amount of such Increasing Bank’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Bank shall be deemed to be terminated) and (2) to each New Bank a Note (except if such New Bank requests that it not receive a Note) reflecting the amount of such New Banks’ Revolving Credit Commitment.

(vii) Approval of New Banks. Any New Bank shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld) and the Borrower (which approval shall not be unreasonably withheld) and shall not be (1) a Borrower or any of the Borrower’s Subsidiaries or Affiliates or (2) a natural person. The Revolving Credit Commitment of any New Bank shall not be less than $10,000,000.

(viii) Increasing Banks. If any portion of the increase in Revolving Credit Commitments is being provided by one or more Increasing Banks, then such Increasing Banks shall confirm their agreement to increase their Revolving Credit Commitment pursuant to a revolving credit commitment increase agreement, acceptable to the Agent, signed by the Increasing Banks and Loan Parties and delivered to the Agent at least five (5) Business Days before the Revolving Credit Commitment Increase Date.

(ix) New Banks—Joinder. If the Borrower desires that one or more New Banks provide all or a portion of such increase in Revolving Credit Commitments, then each New Bank, the Loan Parties and the Agent shall execute a Bank Joinder in substantially the form of Exhibit 2.11, pursuant to which the New Bank shall join and become a party to this Agreement and any other Loan Documents as applicable, effective on the Revolving Credit Commitment Increase Date with a Revolving Credit Commitment in the amount set forth in Schedule I to such Bank Joinder.

2.11.2 Treatment of Outstanding Loans and Letters of Credit.

2.11.2.1 On the Revolving Credit Commitment Increase Date, the Borrower shall repay all Loans outstanding on the Revolving Credit Commitment Increase Date, subject to the Borrower’s indemnity obligations under Section 5.6 provided that it may borrow new Loans with a Borrowing Date on the Revolving Credit Commitment Increase Date. Each of the Banks shall participate in any new Loans made on or after the Revolving Credit Commitment Increase Date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11.

2.11.2.2 Outstanding Letters of Credit.

On the Revolving Credit Commitment Increase Date, each Increasing Bank and each New Bank: (a) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to is Ratable Share of each such Letter of Credit and the participation of each other Bank in each such Letter of Credit shall be adjusted accordingly and (b) will acquire, (and will pay to the Agent, for the account of each Bank, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.12 Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.3;

(ii) the Commitment and outstanding Loans of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Bank becomes a Defaulting Bank, then:

(a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Banks’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrower’s obligations corresponding to such Defaulting Bank’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Agent for so long as such Letter of Credit Obligations are outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Bank’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Bank’s Letter of Credit Obligations during the period such Defaulting Bank’s Letter of Credit Obligations are cash collateralized;

(d) if the Letter of Credit Obligations of the non-Defaulting Banks are reallocated pursuant to clause (a) above, then the fees payable to the Banks pursuant to Section 2.9.2 shall be adjusted in accordance with such non-Defaulting Banks’ Ratable Share; and

(e) if all or any portion of such Defaulting Bank’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all Letter of Credit Fees payable under Section 2.9.2 with respect to such Defaulting Bank’s Letter of Credit Obligations shall be payable to the Issuing Bank (and not to such Defaulting Bank) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(f) so long as such Bank is a Defaulting Bank, PNC shall not be required to fund any Swing Loans and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless (a) with respect to Letters of Credit, such Issuing Bank is satisfied that the related exposure and the Defaulting Bank’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(iii), and (b) with respect to Swing Loans, the amount of requested Swing Loans when allocated to non-Defaulting Banks plus outstanding Swing Loans will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Banks. Participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.12(iii)(a) (and such Defaulting Bank shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Bank shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Bank, satisfactory to PNC or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that the Agent, the Borrower, PNC and the Issuing Bank agree in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment, and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Ratable Share.

3. RESERVED

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that only the Revolving Credit Base Rate Option shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Loan shall be limited to such Bank’s highest lawful rate.

4.1.1. Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans and Swing Loans (subject to the provisions above regarding Swing Loans):

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

4.1.2. [Reserved].

4.1.3. Initial Interest Rates

Notwithstanding any other provision of this Agreement (including Schedule 1.1.1(A)), the Applicable Margin shall be at Level I on Schedule 1.1.1(A) until the Adjustment Date following receipt by the Agent of Borrower’s Compliance Certificate for the fiscal quarter ended June 30, 2011.

4.1.4. Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1. Amount of Borrowing Tranche.

each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $500,000 and not less than $500,000;

4.2.2. Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1. Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.00% per annum; and

4.3.2. Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3. Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1. Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

the Agent shall have the rights specified in Section 4.4.3.

4.4.2. Illegality; Increased Costs; Deposits Not Available.

If at any time any Bank shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.4.3.

4.4.3. Agent’s and Bank’s Rights.

In the case of any event specified in Section 4.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.8, as to any Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the

Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent’s and each Bank’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Banks.

Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 4.4.3 [Agent’s and Bank’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Bank] or 5.6 [Increased Costs]) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

5.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies (including Swing Loans) shall be due and payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4 Voluntary Prepayments.

5.4.1. Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.6):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

(iii) on the date specified in a notice by any Bank pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Revolving Credit Loans or no later than 2:00 p.m., Pittsburgh time, on the date of prepayment of Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment among the Revolving Credit Loans and Swing Loans; and

(z) the total principal amount of such prepayment, which shall not be less than $100,000 for any Swing Loan or $500,000 for any Revolving Credit.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Agent’s and Bank’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and (ii) after giving effect to the allocations in clause (i) above first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Banks under Section 5.8 [Indemnity].

5.4.2. Replacement of a Bank.

In the event any Bank (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or Section 5.6, (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank’s Commitment within ninety (90) days after (x) receipt of such Bank’s notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or 5.6, (y) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.6 and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 [Successor Agent] and provided that all Letters of Credit have expired or been terminated or replaced.

5.4.3. Change of Lending Office.

Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.6 with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

5.5 Reserved.

5.6 Increased Costs.

5.6.1 Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Euro-Rate) or the Issuing Bank;

(ii) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal,

interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank); or

(iii) impose on any Bank, the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the Euro-Rate Option made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Loan under the Euro-Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or the Issuing Bank, the Borrower will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

5.6.2. Capital Requirements.

If any Bank or the Issuing Bank determines that any Change in Law affecting such Bank or the Issuing Bank or any lending office of such Bank or such Bank’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Bank’s or the Issuing Bank’s capital or on the capital of such Bank’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or the Issuing Bank’s policies and the policies of such Bank’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or the Issuing Bank or such Bank’s or the Issuing Bank’s holding company for any such reduction suffered.

5.6.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Bank or the Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or the Issuing Bank or its holding company, as the case may be, as specified in Sections 5.6.1 [Increased Costs Generally] or 5.6.2 [Capital Requirements] and setting forth in reasonable detail the calculations necessary to determine such amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.6.4 Delay in Requests. Failure or delay on the part of any Bank or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Bank or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.7 Settlement Date Procedures. In order to minimize the transfer of funds between the Banks and the Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.5.2 hereof during the period between Settlement Dates. The Agent shall notify each Bank of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Bank shall pay to the Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Agent shall pay to each Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans. The Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on the dates in which any optional or mandatory prepayments are made hereunder and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.7 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.5.2. The Agent may at any time at its option for any reason whatsoever require each Bank to pay immediately to the Agent such Bank’s Ratable Share of the outstanding Revolving Credit Loans and each Bank may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.

5.8 Indemnity. In addition to the compensation or payments required by Section 5.6, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Bank sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments], or

(iii) default by Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

6.1.1.	Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where failure to be so licensed or qualified and in good standing would result in a Material Adverse Effect.

6.1.2. Capitalization and Ownership.

The authorized capital stock of the Borrower consists of 100,000,000 shares of common stock, of 31,248,379 shares are issued and outstanding and 5,000,000 shares of preferred stock, of which no shares are outstanding, in each case as of May 2, 2011.

6.1.3. Subsidiaries.

Schedule 6.1.3 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the

Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4. Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5. Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6. No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law having a Material Adverse Effect or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents), except those which will not result in a Material Adverse Effect.

6.1.7. Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

6.1.8. Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

6.1.9. Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Agent copies of its audited consolidated year-end financial statements for and as of the end of the two fiscal years ended June 30, 2009 and 2010 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. The Borrower has delivered to the Agent financial projections of the Borrower and its Subsidiaries for the fiscal year ending June 30, 2016 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and reasonably foreseeable conditions and the present intentions of the Borrower’s management.

(iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since June 30, 2010, no Material Adverse Change has occurred.

6.1.10. Use of Proceeds; Margin Stock.

6.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8 and 8.1.10.

6.1.10.2 Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.11. Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which has a Material Adverse Effect on the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished by the Borrower in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12. Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or do not result in a Material Adverse Change. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

6.1.13. Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.13.

6.1.14. No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties, or to the Loan Parties’ knowledge, any Subsidiary of any Loan Party which is not itself a Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

6.1.15. Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to satisfy this representation would not result in a Material Adverse Change.

6.1.16. Reserved.

6.1.17. Reserved.

6.1.18. Reserved.

6.1.19. Insurance.

Schedule 6.1.19 lists all material insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

6.1.20. Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.25 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

6.1.21. Material Contracts; Burdensome Restrictions.

The material contracts relating to the business operations of each Loan Party and, to the Loan Parties’ knowledge, each Subsidiary of any Loan Party which is not itself a Loan Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

6.1.22. Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.23. Plans and Benefit Arrangements.

Except as set forth on Schedule 6.1.23:

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could reasonably be expected to result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) To the best of the Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

(vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered substantially in accordance with their terms and applicable Law.

6.1.24. Employment Matters.

Each of the Loan Parties and, to the Loan Parties’ knowledge, each of their Subsidiaries which are not themselves Loan Parties is in substantial compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to substantially comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

6.1.25. Environmental Matters.

Except as disclosed on Schedule 6.1.25:

(i) None of the Loan Parties has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any prior owner, operator or occupant of the Property, and has no reason to believe that it might receive an Environmental Complaint.

(ii) No activity of any Loan Party at the Property is being or has been conducted in material violation of any Environmental Law or Required Environmental Permit and to the knowledge of any Loan Party no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law.

(iii) There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party’s knowledge emanating to, the Property or any portion thereof which result in Contamination.

(iv) Each Loan Party has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect, except where the failure to have such permits or the failure of such permits to be in full force and effect would not result in a Material Adverse Change.

(v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use, except in compliance with Environmental Laws and Required Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Required Environmental Permits. To the knowledge of each Loan Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws.

(vii) To the knowledge of each Loan Party, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body.

(viii) No portion of the Property is identified or to the knowledge of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

(ix) No portion of the Property constitutes an Environmentally Sensitive Area.

(x) No lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a lien or encumbrance may be imposed upon the Property.

6.1.26. Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.27. Reserved.

6.1.28. Solvency.

On the date hereof, and as of the date of each advance of the Loan and issuance or renewal of a Letter of Credit, as the case may be, and after giving effect to such advance or the issuance or renewal of a Letter of Credit, each Loan Party is, and shall be, Solvent.

6.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the

Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Bank to make Loans and of the Agent to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

On the Closing Date:

7.1.1. Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Loan Parties, to each such effect.

7.1.2. Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business.

7.1.3. Delivery of Loan Documents.

The Guaranty Agreement, Notes and Intercompany Subordination Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks.

7.1.4. Opinion of Counsel.

There shall be delivered to the Agent and each Bank a written opinion of Sherrard, German & Kelly, P.C., counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance reasonably satisfactory to the Agent and its counsel

7.1.5. Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

7.1.6. Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Banks all other commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

7.1.7. Intentionally Deleted.

7.1.8. Intentionally Deleted.

7.1.9. Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.13 shall have been obtained.

7.1.10. Officer’s Certificate Regarding MACs, .

Since June 30, 2010, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any

Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each Loan Party to each such effect.

7.1.11. No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks.

7.1.12. No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.13. Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Agent that adequate insurance in compliance with Section 8.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid.

7.1.14. Refinancing.

All outstanding indebtedness of the Borrower under the Existing Credit Agreement shall have been, or contemporaneously shall be, refinanced under this Credit Agreement, provided that any Letters of Credit outstanding under the Existing Facility shall be deemed for all purposes as of the effective time of the Closing Date to be outstanding Letters of Credit under this Agreement.

7.1.15. Liens.

The Agent and Banks shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Loan Parties and such search shall reveal no liens on any of their assets, except for liens permitted by this Credit Agreement or liens to be discharged on or prior to the closing of the Credit Facilities pursuant to documentation satisfactory to the Agent.

7.1.16. Solvency.

The Agent and Banks shall have received a satisfactory solvency certificate in the form attached as Exhibit 7.1.16 from the Chief Financial Officer of the Loan Parties that shall document that each of the Loan Parties is Solvent after the other transactions contemplated hereby.

7.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1. Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.] or where the failure to be so licensed or qualified and in good standing would not constitute a Material Adverse Change.

8.1.2. Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would result in a Material Adverse Change to the financial condition of any Loan Party or Subsidiary of any Loan Party or which would result in a Material Adverse Effect on any assets of a Loan Party, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

8.1.3. Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent.

8.1.4. Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5. Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6. Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent, provided that such Bank makes reasonable efforts not to interfere with the ordinary business operations of such Loan Party and that such audit does not interfere with any audit being performed by such Loan Party’s internal or external auditors.

8.1.7. Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8. Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9. Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

8.1.10. Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only as contemplated in Section 2.8.1 hereof. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11. Intentionally Deleted.

8.1.12. Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13. Tax Shelter Regulations.

None of the Loan Parties intends to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Agent thereof, and (2) deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form. If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Banks may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

8.1.14. Anti-Terrorism Laws.

None of the Loan Parties is or shall be (i) a Person with whom any Bank is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Banks any certifications or information that a Bank requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1. Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;

(iii) Indebtedness secured by Purchase Money Security Interests plus amounts treated as indebtedness under GAAP with respect to leases treated as capital leases under GAAP not exceeding $20,000,000;

(iv) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(v) Any Bank-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Agent and Indebtedness under any Other Bank Provided Financial Services Product;

(vi) Transactions for Derivatives with Banks;

(vii) Indebtedness of II-VI Japan Incorporated to PNC Bank, National Association under the Rate Protection Loan of up to Yen 750,000,000 (as guaranteed by the Borrower and as amended from time to time, including any restructuring as a revolving credit facility or combination term loan and revolving credit facility, all as may be agreed by PNC Bank, National Association and II-VI Japan Incorporated); and

(viii) Other Indebtedness not exceeding in the aggregate of any time $20,000,000.

8.2.2. Liens.

(a) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

(b) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time, enter into any agreement with any Person (other than with the Banks pursuant to the Loan Documents), that prohibits or limits the ability of such Loan Party or Subsidiary to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, except in connection with leases of real or personal property.

8.2.3. Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder and the guaranty by the Borrower of the obligations of II-VI Japan Incorporated to PNC Bank, National Association, including amounts owed under the Rate Protection Agreement (Japan).

8.2.4. Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business and relocation purposes;

(iii) Permitted Investments;

(iv) Permitted Joint Ventures, and

(v) Loans to, advances and investments in other Loan Parties.

8.2.5. Dividends, Stock Repurchases and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except (i) dividends or other distributions payable to another Loan Party, (ii) dividends paid by the Borrower in stock of the Borrower, and (iii) so long as (x) no Event of Default shall exist immediately prior to or after giving effect to such repurchase or cash dividend and (y) no Change of Control shall occur as a result of such repurchase, repurchases for cash by the Borrower of shares of its outstanding common stock during the term of this Agreement and payment of cash dividends by the Borrower to its stockholders, provided that (i) Borrower is in compliance with the covenants set forth in Section 8.2.17 and Section 8.2.18 both before such purchase or cash dividend, as applicable, and (ii) on a proforma basis, after any such purchase or cash dividend, as applicable, Borrower shall have (x) borrowing availability hereunder plus (y) consolidated cash on hand of not less than $50,000,000 in total on a proforma basis after consummation of such purchase or cash dividend, as applicable. In addition, the Borrower shall not permit any Subsidiary of the Borrower to enter into or otherwise be bound by any agreement prohibiting or restricting the payment of dividends by such Subsidiary to a Loan Party.

8.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or substantially all of the assets of a division or other non-entity operating unit of a Person, provided that

(1) any Loan Party other than the Borrower may consolidate or merge into another Loan Party and any Subsidiary which is not a Loan Party may merge with and into any other Subsidiary which is not a Loan Party so long as the surviving entity is wholly-owned, directly or indirectly, by one or more of the Loan Parties,

(2) any Loan Party or any of its Subsidiaries may acquire, in other than a De Minimis Transaction, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each an “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if a Loan Party is acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be similar or complimentary to one or more line or lines of business or operations conducted by the Loan Parties or any of their respective Subsidiaries and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(v) the Borrower shall demonstrate that the representations and warranties contained in Section 6 shall be true and correct and that it shall be in compliance with the covenants contained in Section 8 after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition)

by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 evidencing such compliance;

(vi) Borrower shall have borrowing availability hereunder plus consolidated cash on hand of not less than $50,000,000 on a proforma basis after consummation of such acquisition;

(vii) the Loan Parties shall deliver to the Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties or any of its Subsidiaries in connection with such Permitted Acquisition, and shall deliver to the Agent such other information about such Person or its assets as any Bank may reasonably require;

(3) De Minimis Transactions shall be permitted, provided that each of the following requirements is met:

(i) if a Loan Party is acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Banks written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be similar or complimentary to one or more line or lines of business or operations conducted by the Loan Parties or any of their respective Subsidiaries and shall comply with Section 8.2.10 [Continuation of or Change in Business]; and

(vi) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition.

(4) Transactions permitted under Section 8.2.7 shall be permitted.

8.2.7. Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any Loan Party or wholly owned Subsidiary of any Loan Party to another Loan Party (including any newly created Loan Party which becomes a Loan Party pursuant to the provisions of Section 11.18 [Joiner of Guarantors]);

(iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased in transactions not prohibited by this Agreement;

(v) any disposition of assets with fair market values aggregating not more than $20,000,000 in any fiscal year of the Borrower.

8.2.8. Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are in accordance with all applicable Law.

8.2.9. Subsidiaries, Partnerships and Joint Ventures.

(a) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) Inactive Subsidiaries in existence on the Closing Dates; (iii) existing investments in Permitted Joint Ventures described on Schedule 8.2.9 or future Investments as permitted under Section 8.2.9(b); and (iv) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors], and provided further that no Subsidiary formed after the date of this Agreement which is formed under the laws of a foreign county shall be required to join as a Guarantor if such joinder would result in material adverse tax consequences. Each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

(b) Borrower and its Subsidiaries shall be permitted to create, invest in or acquire interests in corporations or other entities formed under the laws of nations other than the United States and its political subdivisions (each a “Permitted Joint Venture”) provided that in each such case the following conditions are met:

(i) Borrower shall provide the Agent notice of any such investment or acquisition not later than 15 days prior to such investment or acquisition; and

(ii) The total amount of investments and acquisitions (measured at the time of each such investment or acquisition) made under this Section 8.2.9(b) (including any indebtedness of such Permitted Joint Venture guaranteed by Borrower or any subsidiary) on or after the Closing Date together with investments and loans made under Section 8.2.4 in investments and loans described in Subpart (iv) of the Definition of “Permitted Investments” (using the computation methodology set forth in such Subpart(iv)) made on or after the Closing Date, shall not exceed $40,000,000 in the aggregate at any time.

8.2.10. Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business or operations other than ones complimentary to those of the Loan parties substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.

8.2.11. Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

(v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

(vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

(viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

8.2.12. Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning July 1 and ending June 30.

8.2.13. Issuance of Stock.

Each of the Loan Parties (other than the Borrower) shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof.

8.2.14. Changes in Organizational Documents.

Each of the Loan Parties shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

8.2.15. Inactive Subsidiaries.

Borrower shall not permit any Inactive Subsidiary to conduct any business of any type and no Loan Party shall make any loan to or investment in any Inactive Subsidiary unless such Inactive Subsidiary becomes a party to this Agreement as a Guarantor pursuant to the provisions of Section 11.18 hereof.

8.2.16. Intentionally Deleted.

8.2.17. Maximum Consolidated Leverage Ratio.

The Loan Parties shall not at any time permit the Consolidated Leverage Ratio of the Borrower and its Subsidiaries to exceed 3.0 to 1.0.

8.2.18. Minimum Consolidated Interest Coverage Ratio.

The Loan Parties shall not permit the Consolidated Interest Coverage Ratio of the Borrower and its Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 4.0 to 1.0.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks:

8.3.1. Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2. Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3. Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.4 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].

8.3.4. Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.5. Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to any assets of any Loan Party, involve a claim or series of claims in excess of $5,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.6. Certain Events.

Written notice to the Agent:

(i) at least ten (10) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.7(vi), and

(ii) within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.

8.3.7. Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i) the annual budget of the Borrower, to be supplied not later than thirty (30) days prior to commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

(iv) a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

(v) such other reports and information as any of the Banks may from time to time reasonably request. The Borrower shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

8.3.8. Reserved.

8.3.9. Notices Regarding Plans and Benefit Arrangements.

8.3.9.1 Certain Events

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

8.3.9.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3 Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1. Payments Under Loan Documents.

The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or shall fail to pay any interest on any Loan , Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2. Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3. Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights] or Section 8.2 [Negative Covenants];

9.1.4. Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

9.1.5. Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of (i) the Rate Protection Agreement (Japan), or (ii) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6. Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7. Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8. Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any of assets of any Loan Party in excess of $5,000,000 or such assets or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $5,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.9. Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $5,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.10. Insolvency.

Any Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

9.1.11. Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.12. Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.6 [Liquidations, Mergers, Etc.] or 8.2.7, or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.13. Change of Control.

(i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 10% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower (the events described in Subpart (i) or (ii) being a “Change of Control”);

9.1.14. Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.15. Voluntary Proceedings.

Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.13 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower; and

9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.14 [Involuntary Proceedings] or 9.1.15 [Voluntary Proceedings] shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3. Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Agent; and

9.2.4. Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

9.2.5. Application of Proceeds; Set Off Sharing.

9.2.5.1 Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of any assets of any Loan Party after entry of judgment, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

(i) first, to reimburse the Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on such assets or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, such assets, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of such assets;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents or a Bank-Provided Interest Rate Hedge and Indebtedness under any Other Bank Provided Financial Services Product, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

9.2.5.2 Set Off Sharing.

All rights of set off existing under any Loan Document shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Agent and the Banks hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any Bank which provides a Bank-Provided Interest Rate Hedge (the “IRH Provider”). The Agent shall be deemed to serve as the collateral agent (the “Collateral Agent”) for the IRH Provider and the Banks hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Banks under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Banks to direct the Agent), as to all matters relating to the proceeds of the exercise of such set off rights. No IRH Provider (except in its capacity as a Bank hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of such proceeds.

9.2.6. Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents the Agent shall have all of the rights and remedies available under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

10. THE AGENT

10.1 Appointment.

Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

10.2 Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.5 [Reimbursement of Agent by Borrower, Etc.] and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

10.3 Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Agent; Instructions From the Banks.

The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

10.5 Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Agent by Banks.

Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

10.8 Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

10.10 Notices.

The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

10.11 Banks in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term “Bank” and “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

10.12 Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13 Equalization of Banks.

The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.4.3 [Agent’s and Bank’s Rights], 5.4.2 [Replacement of a Bank] or 5.6 [Increased Costs]. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank’s Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

10.14 Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent’s Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 5.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

10.15 Agent’s Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrower and Agent, as amended from time to time, provided that no Agent’s Fee shall be payable unless there are two or more Banks. No Agent Fee Letter will be in place on the Closing Date. If at any time after the Closing Date there are two or more Banks, and as a condition precedent to the joinder of a Bank under Section 2.11 of this Agreement, the Agent and the Borrower shall negotiate and enter into an Agent’s Letter with terms acceptable to the Agent.

10.16 Availability of Funds.

The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 No Reliance on Agent’s Customer Identification Program.

Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.19 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this

Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

11.1.1. Increase of Commitment; Extension of Expiration Date.

Extend the Expiration Date, or subject to the provisions of Section 2.11 hereof, increase the amount of the Revolving Credit Commitment of any Bank hereunder;

11.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan or any mandatory Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank; or

11.1.3. [Reserved].

11.1.4. Miscellaneous.

Amend Section 5.2 [Pro Rata Treatment of Banks], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Banks by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 10.5 [Reimbursement of Agent By Borrower, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel (including allocated costs of staff counsel) for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1. Notional Funding.

Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.6 [Increased Costs] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

11.5.2. Actual Funding.

Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such

Loan subject to the last sentence of this Section 11.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 5.6 [Increased Costs]) which would otherwise not be incurred.

11.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement of Agent by Borrower, Etc.], 10.7 [Reimbursement of Agent by Banks, Etc.] and 11.3 [Reimbursement of Banks by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, and (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Bank’s Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder. Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Guarantor]), all of such Bank’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

11.12 Confidentiality.

11.12.1. General.

The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, and prospective assignees and participants, subject to agreement of such persons to maintain confidentiality (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 11.12.1 shall not include, and the Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

11.12.2. Sharing Information With Affiliates of the Banks.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each

Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or affiliate of any Bank receiving such information shall be bound by the provisions of Section 11.12.1 as if it were a Bank hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14 Agent’s or Bank’s Consent.

Whenever the Agent’s or any Bank’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT

OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

11.17 Certifications From Banks and Participants

11.17.1. Tax Withholding.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

11.17.2. USA Patriot Act.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.18 Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] or Section 8.2.15 [Inactive Subsidiaries] shall execute and deliver to the Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor to each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary. If such joinder is pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], the Loan Parties shall deliver such Guarantor Joinder and related documents to the Agent within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

WITNESS:		BORROWER; II-VI INCORPORATED

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Chief Financial Officer and Treasurer

(SEAL)

WITNESS:		GUARANTORS: II-VI DELAWARE, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		VLOC INCORPORATED

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		EXOTIC ELECTRO-OPTICS, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		II-VI WIDE BAND GAP, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MARLOW INDUSTRIES, INC.,

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MARLOW INDUSTRIES ASIA, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MAX LEVY AUTOGRAPH, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		HIGHYAG LASERTECHNOLOGIE, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		PHOTOP TECHNOLOGIES, INC.

/s/ Eric C . Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Troy A. Brown
Title:	Senior Vice President

SCHEDULE 1.1.1(A)

PRICING GRID

	Level I	Level II	Level III	Level IV	Level V
Basis for Pricing	If the Consolidated Leverage Ratio is less than or equal to 0.50x	If the Consolidated Leverage Ratio is less than or equal to 1.0x but greater than 0.5x	If the Consolidated Leverage Ratio is less than or equal to 1.5x but greater than 1.0x.	If the Consolidated Leverage Ratio is less than or equal to 2.0x but greater than 1.5x	If the Consolidated Leverage Ratio is greater than 2.0x
Base Rate +	0	0	0	25	50
Euro-Rate +	62.5	75	100	125	150
Commitment Fee	15	20	25	25	25

(1)	All pricing reflected in basis points

(2)	Pricing will be at Level I until receipt of the Compliance Certificate for the period ended June 30, 2011.

(3)	Except as provided in paragraph (2) above, any change in the Applicable Margin, the Applicable Commitment Fee Rate or the Letter of Credit Fee by virtue of a change in the Consolidated Leverage Ratio shall be recomputed as of the end of each fiscal quarter based on the Consolidated Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Letter of Credit Fee computed as of a quarter end shall be effective on the date (the “Adjustment Date”) on which the Compliance Certificate and corresponding financial statements evidencing such computation is due to be delivered under Section 8.3.3. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(4)

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Banks determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Banks, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Bank or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Bank or the Issuing Bank, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or Article 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Bank	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: Three PNC Plaza 225 Fifth Avenue Pittsburgh, PA 15222	$50,000,000	100%
Attention: Troy A. Brown Telephone: (412) 768-5950 Telecopy: (412) 762-4718

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

AGENT

PNC Bank, National Association

PNC Firstside Center

500 First Avenue

Pittsburgh, PA 15219

Attention:	Sharon Kotto
Telephone:	412-768-2657
Telecopy:	412-768- 4586

BORROWER:

Name:	II-VI INCORPORATED
Address:	375 Saxonburg Boulevard
Saxonburg, PA 16056

Attention:	Chief Financial Officer
Telephone:	(724) 352-5211
Telecopy:	(724) 360-5947

GUARANTORS:

Name:	c/o II-VI INCORPORATED
Address:	375 Saxonburg Boulevard
Saxonburg, PA 16056

Attention:	Chief Financial Officer
Telephone:	(724) 352-5211
Telecopy:	(724) 360-5947

SCHEDULE 1.1(B) - 2

SCHEDULE 1.1(P)

PERMITTED LIENS

1.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
Wells Fargo Financial Leasing, Inc.	2007071901568	7/19/07	RICOH Copiers: 4500-L9076421529; 3500-L8976121399

2.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
Wells Fargo Financial Leasing, Inc.	2008042502874	4/25/08	SHARP Copier: MX-5500N-75003976 RICOH AFICIO Copiers: MP4500C-L9077221140; MP4000-M5585100844

3.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
Citibank, N.A.	2009021204742	2/12/09	All right, title and interest of II-VI Incorporated (“Supplier”) in and to all accounts and all other forms of obligations (“Accounts Receivable”) owing to Supplier by Rockwell Collins, Inc. (“Account Debtor”) whether now existing or hereafter created, arising out of Supplier’s sale and delivery of goods and services to Account Debtor, to the extent such Accounts Receivable are purchased by Secured Party under that certain Supplier Agreement between Secured Party and Supplier, as such agreement may be amended, supplemented or modified from time to time, and all collections thereon and proceeds thereof.

4.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

This is a Permitted Lien subject to the limitations set forth in Subpart (x) of the definition of Permitted Liens set forth in the Credit Agreement.

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
The Bank of Nova Scotia	2009032406907	3/24/09	Any and all gold, platinum, palladium, silver and rhodium in all forms and of every kind, nature and description consigned or to be consigned by The Bank of Nova Scotia to II-VI Incorporated or held in inventory by II-VI Incorporated, and all present and future goods of any kind, nature and description resulting from or remaining after, any commingling or processing or any of the same, including bullion, coins, ingots, rings, and scraps, together with all accessions, products or proceeds (including insurance proceeds) of any of the foregoing.	Amendment Filed 4/17/09 at No. 2009041703011 correcting debtor’s name from “II-IV Incorporated” to “II-VI Incorporated”

5.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

This is a Permitted Lien subject to the limitations set forth in Subpart (x) of the definition of Permitted Liens set forth in the Credit Agreement.

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
The Bank of Nova Scotia	2009041703035	4/17/09	Any and all gold, platinum, palladium, silver and rhodium in all forms and of every kind, nature and description consigned or to be consigned by The Bank of Nova Scotia to II-VI Incorporated or held in inventory by II-VI Incorporated, and all present and future goods of any kind, nature and description resulting from or remaining after, any commingling or processing or any of the same, including bullion, coins, ingots, rings, and scraps, together with all accessions, products or proceeds (including insurance proceeds) of any of the foregoing.

6.	Debtor Name:	II-VI Incorporated
	Jurisdiction:	PA – Secretary of State
	Search thru date:	5/14/2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
COMDOC	2010080902809	8/9/10

XEROX machines:

WC77659 S/N RFX346687; WC7755P S/N RFX000605; WC7428P S/N PBB014310; WC7435P S/N PBB014555; WC7435P S/N PBB014907; WC7435P S/N PBB013433; WC7435P S/N PBB013377; WC7435P S/N PBB013625; WC7435P S/N PBB013566

7.	Debtor Name:	Exotic Electro-Optics, Inc.
	Jurisdiction:	CA – Secretary of State
	Search thru date:	5/10/2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
Dell Financial Services, L.L.C.	23662170002	1/18/10	All computer equipment, peripherals, and other equipment (“Equipment”) wherever located, heretofore or hereafter financed by Exotic Electro-Optics, Inc. by Creditor pursuant to that certain revolving credit Account #6879450205000261256, dated December 10, 2009 (the “Account”) and all of Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the Account, along with any additions, financed amounts, modifications or supplements to the Account, and all substitutions, additions, accessions and replacements to the Equipment and Software, now or hereafter installed in, affixed to, or used in, conjunction with the Equipment and Software and the proceeds thereof together will all payments, insurance proceeds, any refunds or credits obtained by Debtor from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to said Equipment, Software or the Account.

8.	Debtor Name:	Marlow Industries, Inc.
	Jurisdiction:	TX – Secretary of State
	Search thru date:	May 15, 2011
	Search Type:	UCC Debtor

Secured Party	File Number	File Date	Collateral	Amendments/ Part. Releases
Beckman Coulter, Inc.	07-0014495888	4/30/07	Spacer Plates: ST3738-01; ST3822-01

SCHEDULE 6.1.3

SUBSIDIARIES

Domestic Subsidiaries of II-VI Incorporated

Exotic Electro-Optics, Inc.
Jurisdiction:	California
Authorized Capital Stock:	3,000,000 shares of common stock
Issued and Outstanding Shares:	1,000 shares of common stock
Owner:	II-VI Incorporated

HIGHYAG Lasertechnologie, Inc.
Jurisdiction:	Pennsylvania
Authorized Capital Stock:	1,000,000 shares of common stock
Issued and Outstanding Shares:	100 shares of common stock
Owner:	II-VI Incorporated

Marlow Industries, Inc.
Jurisdiction:	Texas
Authorized Capital Stock:	1,000,000 shares of common stock
Issued and Outstanding Shares:	1,000 shares of common stock
Owner:	II-VI Incorporated

II-VI Wide Band Gap, Inc.
Jurisdiction:	Pennsylvania
Authorized Capital Stock:	1,000,000 shares of common stock
Issued and Outstanding Shares:	100 shares of common stock
Owner:	II-VI Incorporated

II-VI Delaware, Inc.
Jurisdiction:	Delaware
Authorized Capital Stock:	2,500 shares of common stock
Issued and Outstanding Shares:	2,500 shares of common stock
Owner:	II-VI Incorporated

VLOC Incorporated
Jurisdiction:	Pennsylvania
Authorized Capital Stock:	1,000,000 shares of common stock
Issued and Outstanding Shares:	100 shares of common stock
Owner:	II-VI Incorporated

Max Levy Autograph, Inc.
Jurisdiction:	Pennsylvania
Authorized Capital Stock:	200,000 shares of common stock
Issued and Outstanding Shares:	100 shares of common stock
Owner:	II-VI Incorporated

Photop Technologies, Inc.
Jurisdiction:	California
Authorized Capital Stock:	1,000,000 shares of common stock
Issued and Outstanding Shares:	1,000 shares of common stock
Owner:	II-VI Incorporated

Marlow Industries Asia, Inc.
Jurisdiction:	Delaware
Authorized Capital Stock:	10,000 shares of common stock
Issued and Outstanding Shares:	1,000 shares of common stock
Owner:	Marlow Industries, Inc.

There are no options, warrants or other rights outstanding to purchase any domestic Subsidiary Shares, Partnership Interests or LLC Interests.

Foreign Subsidiaries of II-VI Incorporated

Allied Rising Investment Limited
Jurisdiction:	Hong Kong
Owner:	II-VI Incorporated

II-VI U.K. Limited
Jurisdiction:	United Kingdom
Owner:	II-VI Incorporated

II-VI Japan Incorporated
Jurisdiction:	Japan
Owner:	II-VI Incorporated

II-VI Holdings B.V.
Jurisdiction:	The Netherlands
Owner:	II-VI Incorporated

II-VI Technologies (Beijing) Co., Ltd.
Jurisdiction:	China
Owner:	II-VI Incorporated

II-VI Deutschland Holdings GmbH
Jurisdiction:	Germany
Owner:	II-VI Holdings B.V.

II-VI Suisse S.a.r.l.
Jurisdiction:	Switzerland
Owner:	II-VI Holdings B.V.

II-VI Singapore Pte., Ltd.
Jurisdiction:	Singapore
Owner:	II-VI Holdings B.V.

Pacific Rare Specialty Metals &
Chemicals, Inc.
Jurisdiction:	Philippines
Owner:	II-VI Holdings B.V. (98.4204%)
Rodney Starr (1.5796%)

Photop Technologies, Inc.
Jurisdiction:	Cayman Islands
Owner:	II-VI Holdings B.V.

Marlow Industries Europe GmbH
Jurisdiction:	Germany
Owner:	II-VI Holdings B.V.

II-VI Italia s.r.l.
Jurisdiction:	Italy
Owner:	II-VI Holdings B.V.

II-VI Deutschland GmbH
Jurisdiction:	Germany
Owner:	II-VI Deutschland Holdings GmbH

HIGHYAG Lasertechnologie GmbH
Jurisdiction:	Germany
Owner:	II-VI Holdings B.V. (74.93%)
D. Bjorn Wedel (25.07%)

II-VI Optics (Suzhou) Co. Ltd.
Jurisdiction:	China
Owner:	II-VI Singapore Ptd., Ltd.

II-VI Trading (Suzhou) Co. Ltd.
Jurisdiction:	China
Owner:	II-VI Singapore Ptd., Ltd.

II-VI International Pte., Ltd.
Jurisdiction:	Singapore
Owner:	II-VI Singapore Ptd., Ltd.

II-VI Vietnam Co. Ltd.
Jurisdiction:	Vietnam
Owner:	II-VI Singapore Ptd., Ltd.

Photop Technologies, Co., Limited
Jurisdiction:	Hong Kong
Owner:	Photop Technologies, Inc. (Cayman Islands)

Optimal Coatech (Guangzhou) Co., Ltd.
Jurisdiction:	China
Owner:	Photop Technologies, Inc. (Cayman Islands)

Photop Koncent, Inc.
Jurisdiction:	China
Owner:	Photop Technologies, Inc. (Cayman Islands)

Fuzhou Photop Technologies, Inc.
Jurisdiction:	China
Owner:	Photop Technologies, Inc. (Cayman Islands)

Photop Optics, Inc.
Jurisdiction:	China
Owner:	Photop Technologies, Inc. (Cayman Islands)

Photop Suwtech, Inc.
Jurisdiction:	China
Owner:	Photop Technologies, Inc. (Cayman Islands)

II-VI Benelux, N.V.
Jurisdiction:	Belgium
Owner:	Exotic Electro-Optics, Inc.

Marlow Industries Limited
Jurisdiction:	United Kingdom
Owner:	Marlow Industries, Inc.

Richly World Investment Limited
Jurisdiction:	Hong Kong
Owner:	II-VI Delaware, Inc.

SCHEDULE 6.1.13

CONSENTS AND APPROVALS

None.

SCHEDULE 6.1.19

INSURANCE POLICIES

Information on insurance coverage provided to PNC Bank as a supplement outside of Closing.

SCHEDULE 6.1.23

EMPLOYEE BENEFIT PLAN DISCLOSURES

None.

SCHEDULE 6.1.25

ENVIRONMENTAL DISCLOSURES

Max Levy Autograph, Inc.

1.	Notice of Significant Non-Compliance of Wastewater Discharge Permit sent by the City of Philadelphia Water Department dated April 24, 2009 due to Nickel in excess of permitted limits and failure to monitor as required and was assessed and paid a fine in the amount of $4,200.

2.	Notice of Significant Non-Compliance of Wastewater Discharge Permit sent by the City of Philadelphia Water Department dated September 5, 2009 due to Lead, Nickel and Zinc in excess of permitted limits and was assessed and paid a fine in the amount of $3,900.

3.	Installation and Operating Air Management Services Permits are required by the City of Philadelphia for each natural gas boiler and process vent located at 2710 Commerce Way, Philadelphia, Pennsylvania 19154. Max Levy Autograph, Inc. is working with the City of Philadelphia to obtain all required Air Management Services Permits.

SCHEDULE 8.2.1

PERMITTED INDEBTEDNESS

Outstanding amounts as of March 31, 2011:

Line of Credit in favor of II-VI Singapore PTE, Ltd from the Development Bank of Singapore (DSB) in the maximum amount of SING $700,000. The Line of Credit has not presently been drawn upon and there are no amounts due or outstanding at this time.

SCHEDULE 8.2.4

EXISTING LOANS AND INVESTMENTS

Outstanding amounts as of March 31, 2011:

1.	100 shares of Zygo Corporation common stock (Nasdaq: ZIGO) – US $1,462 market value (Cost basis – US $1,080)

SCHEDULE 8.2.9

EXISTING INVESTMENTS IN

PERMITTED JOINT VENTURES

II-VI Holdings B.V.

II-VI Holdings B.V. owns a 40% interest in Langfang Haobo Diamond Co., Ltd. under the terms of the “Sino-Foreign Equity Joint Venture Contract for Langfang Haobo Diamond Co., Ltd.” between Beijing Supower Science and Technology Developing Co., Ltd. and II-VI Holdings B.V. dated May 5, 2009. The investment balance is $5,409,109 as of March 31, 2011.

Allied Rising Investment Limited

Allied Rising Investment Limited owns a 10% interest in Guangdong Fuxin Electronic Technology Company under the terms of the “Amended and Restated Joint Venture Contract of Guangdong Fuxin Electronic Technology Company” between 23 citizens of the People’s Republic of China, Tun Sing International Development Limited, Allied Rising Investment Limited and Richly World Investment Limited dated June 3, 2008. The investment balance is $4,433,298 as of March 31, 2011.

Richly World Investment Limited

Richly World Investment Limited owns a 10.2% interest in Guangdong Fuxin Electronic Technology Company under the terms of the “Amended and Restated Joint Venture Contract of Guangdong Fuxin Electronic Technology Company” between 23 citizens of the People’s Republic of China, Tun Sing International Development Limited, Allied Rising Investment Limited and Richly World Investment Limited dated June 3, 2008. The investment balance is $5,386,013 as of March 31, 2011.

EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:	_____________________________

Assignee:	_____________________________
[and is an Affiliate of [identify Lender]]

Borrower:	II-VI INCORPORATED, a Pennsylvania corporation

Agent:	PNC BANK, NATIONAL ASSOCIATION, as the agent under the Credit Agreement

Credit Agreement:	The Credit Agreement dated as of June 15, 2011, among II-VI Incorporated, and Guarantors now or hereafter party thereto, the Banks party thereto and PNC Bank, National Association, as Agent.

Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[1]	CUSIP Number
Revolving Credit Commitment	$	$	%

[Trade Date:                     ]2

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[3]	Assignor shall pay a fee of $3,500 to the Agent in connection with the Assignment and Assumption.

3

Consented to:4

II-VI INCORPORATED, a Pennsylvania corporation

By:
Name:
Title:

[4]	If applicable.

4

ANNEX 1

II-VI INCORPORATED

CREDIT FACILITY

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 [Reporting Requirements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

EXHIBIT 1.1(G)(1)

FORM OF

JOINDER AND ASSUMPTION AGREEMENT

This Joinder and Assumption Agreement (“Joinder”) is made this                          , 20    , by                     , a                      limited liability company/limited partnership/general partnership/corporation (the “New Guarantor”).

Background

Reference is made to (i) the Credit Agreement, dated June 15, 2011, as the same may be modified, supplemented or amended from time to time (the “Agreement”) by and among II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, PNC Bank, National Association (“PNC Bank”), various other financial institutions which are now or hereafter become a party thereto (PNC Bank and such other financial institutions are each, a “Bank” and collectively, the “Banks”) and PNC Bank, in its capacity as agent for the Banks (in such capacity, the “Agent”), (ii) the Form of Guaranty and Suretyship Agreement referred to in the Agreement and attached thereto as Exhibit 1.1(G)(2), as the same may be modified, supplemented or amended (the “Guaranty”), and (iii) the other Loan Documents referred to in the Agreement, as the same may be modified, supplemented or amended.

Agreement

Capitalized terms defined in the Agreement are used herein as defined therein. In consideration of the New Guarantor becoming a Guarantor under the terms of the Agreement and in consideration of the value of the synergistic benefits received by New Guarantor as a result of becoming affiliated with Borrower and the Guarantors, the New Guarantor hereby agrees that effective as of the date hereof, it hereby is, and shall be deemed to be, a Guarantor under the Agreement, the Guaranty and each of the other Loan Documents to which the Guarantors are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Bank shall remain outstanding and until the payment in full of the Loans and the Notes and the performance of all other obligations of the Borrower under the Loan Documents, the New Guarantor has assumed the obligations of a Guarantor under, and the New Guarantor shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of the Agreement, the Guaranty, the Intercompany Subordination Agreement and each of the other Loan Documents which are stated to apply to or are made by a Guarantor. Without limiting the generality of the foregoing, the New Guarantor hereby represents and warrants that (i) each of the representations and warranties with respect to the Guarantors set forth in Article 6 of the Agreement is true and correct as to the New Guarantor on and as of the date hereof as if made on and as of the date hereof by the New Guarantor (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects on and as of the specific date or times referred to in said representations and warranties) and (ii) the New Guarantor has heretofore received a true and correct copy of the Agreement and each of the other

Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

The New Guarantor hereby makes, affirms, and ratifies in favor of the Banks and the Agent the Agreement, the Guaranty, the Intercompany Subordination Agreement and each of the other Loan Documents given by the Guarantors to the Agent and any of the Banks.

The New Guarantor is simultaneously delivering to the Agent the following documents together with this Joinder required under Section 8.2.6 [Liquidations, Merger, Consolidations, Acquisitions], Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] and/or Section 11.18 [Joinder of Guarantors] of the Agreement, as applicable.

Document	Delivered	Not Delivered
Opinion of Counsel (mandatory)	☐	☐
Officer’s Certificate (mandatory)	☐	☐
Secretary’s Certificate (mandatory)	☐	☐
Waivers (if applicable)	☐	☐

Schedule No. and Description	Delivered	Not Delivered
Schedule 1.1(P) Permitted Liens (if applicable)	☐	☐
Schedule 6.1.1 Organization and Qualifications (mandatory)	☐	☐
Schedule 6.1.2 Capitalization and Ownership (mandatory)	☐	☐
Schedule 6.1.3 Subsidiaries (mandatory)	☐	☐
Schedule 6.1.7 Litigation (mandatory)	☐	☐
Schedule 6.1.8 Title to Property (if applicable)	☐	☐
Schedule 6.1.13 Consents and Approvals (mandatory)	☐	☐
Schedule 6.1.15 Patents, Trademarks, Copyrights, Licenses, etc. (if applicable)	☐	☐

Schedule 6.1.19 Insurance (if applicable)	☐	☐
Schedule 6.1.21 Material Contracts; Burdensome Arrangements (if applicable)	☐	☐
Schedule 6.1.23 Plans and Benefit Arrangements (if applicable)	☐	☐
Schedule 6.1.25 Environmental Matters (if applicable)	☐	☐
Schedule 8.2.1 Indebtedness (if applicable)	☐	☐

[Note: updates to schedules do not cure any breach of warranties unless expressly agreed in accordance with the terms of the Agreement.]

In furtherance of the foregoing, the New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Agent to carry out more effectively the provisions and purposes of this Joinder and the other Loan Documents.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the New Guarantor has duly executed this Joinder and delivered the same to the Agent for the benefit of the Banks, on the date and year first above written.

[NEW GUARANTOR]

By:_______________________________________
Title:______________________________________

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:_______________________________________
Title:______________________________________

ACKNOWLEDGMENT

STATE/COMMONWEALTH OF )
)	SS:
COUNTY OF )

[On this, the              day of                     ,             , before me, a Notary Public, the undersigned officer, personally appeared                     , who acknowledged himself/herself to be the              of                     , a              (the “Company”), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Company as such officer.]

[On this, the              day of                     ,             , before me, a Notary Public, the undersigned officer, personally appeared             , an individual, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he/she executed the same for the purposes therein contained.]

[On this, the              day of                     ,             , before me, a Notary Public, personally appeared              who acknowledged himself/herself to be the              of             , a              (the “General Partner”), the general partner of                     , a                      (the “Partnership”), and that he/she, as the such officer of the General Partner, executed the foregoing instrument for the purposes therein contained by signing his/her name on behalf of the Partnership.]

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

EXHIBIT 1.1(G)(2)

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

THIS CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP (this “Guaranty”), dated as of this 15th day of June, 2011, is jointly and severally given by EACH OF THE UNDERSIGNED AND EACH OF THE OTHER PERSONS WHICH BECOME GUARANTORS HEREUNDER FROM TIME TO TIME (each a “Guarantor” and collectively the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks (the “Agent”) in connection with that Credit Agreement, dated as of June 15, 2011, by and among II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), the Agent, the Banks now or hereafter party thereto (the “Banks”) and the Guarantors (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1. Guarantied Obligations. To induce the Agent and the Banks to make loans and grant other financial accommodations to the Borrower under the Credit Agreement, each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Agent, each Bank and any Bank which provides a Bank Provided Interest Rate Hedge or any provider of Other Bank Provided Financial Service Products, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar Laws of any country or jurisdiction) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Agent or any of the Banks or any Affiliate of any Bank under or in connection with the (i) Credit Agreement, (ii) any other Loan Document, (iii) any Bank Provided Interest Rate Hedge, (iv) any Other Bank Provided Financial Service Product, and (v) the Second Amended and Restated Letter Agreement dated September 25, 2002, as amended, supplemented or otherwise modified from time to time, between PNC Bank, National Association and II-VI Japan Incorporated, a subsidiary of the Borrower with respect to the Rate Protection Term Loan (as defined in the Credit Agreement), whether for principal, interest, fees, indemnities, expenses, or otherwise, and all renewals, extensions, amendments, refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and Indebtedness arising from any extensions of credit under or in connection with any Loan Document from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Agent or any of the Banks (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows.

2. Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations immediately upon demand of the Agent and the Banks or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3. Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Bank, the Agent, or any Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and, the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Agent or the Banks or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or renewals, extensions, refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

(c) Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Agent or the Banks, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Agent or the Banks, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Agent or the Banks, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other person with respect to any Loan Document or any of the Guarantied Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations; or

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4. Waivers, etc. Each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable Law, each Guarantor waives each of the following:

(a) All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Agent or the Banks, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Agent or the Banks, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Agent or the Banks, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

(d) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5. Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments, the expiration of all Letters of Credit and indefeasible payment in full of all Guarantied Obligations, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Bank or Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6. Subrogation. Each Guarantor waives and agrees it will not exercise any rights against Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until the Guarantied Obligations have been indefeasibly paid in full, and all Commitments have been terminated and all Letters of Credit have expired. If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like (except as expressly permitted in the Intercompany Subordination Agreement), such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Agent and the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7. No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8. Reserved.

9. Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule to, or in a Guarantor Joinder and Assumption Agreement given under, the Credit Agreement and in the manner provided in Section 11.6 [Notices] of the Credit Agreement. The Agent and the Banks may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Agent and the Banks shall have no duty to verify the identity or authority of the Person giving such notice.

10. Counterparts; Telecopy Signatures. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a telecopy transmission to Agent or any Bank of signature pages hereof purporting to be signed on behalf of any Guarantor shall constitute effective and binding execution and delivery hereof by such Guarantor.

11. Setoff, Default Payments by Borrower.

(a) In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Agent and the Banks, or any of them, shall have the right from time to time, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any Bank or the Agent, or any subsidiary or affiliate of any Bank or Agent, to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with the Agent or any Bank. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Agent or the Banks, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to the Guarantor, whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Agent and the Banks, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Agent or any of the Banks. The rights of the Agent and the Banks under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which the Agent and the Banks, or any of them, may have, and nothing in this Guaranty or in any other Loan Document shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of the Agent and the Banks, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by Law, any affiliate or subsidiary of the Agent or any of the Banks and any holder of a participation in any obligation of any Guarantor under this Guaranty, shall have the same rights of setoff as the Agent and the Banks as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

(b) Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of Borrower, such amount shall be held in trust for the benefit of each Bank and Agent and shall forthwith be paid to the Agent to be credited and applied to the Guarantied Obligations when due and payable.

12. Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

13. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent and the

Banks, or any of them, and their successors and permitted assigns; provided, however, that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, the Agent and the Banks, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other person and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Agent and the Banks in this Guaranty or otherwise.

14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Guaranty shall be governed by, construed, and enforced in accordance with, the internal Laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

(b) Certain Waivers. Each Guarantor hereby irrevocably:

(i) Submits to the nonexclusive jurisdiction of any state or federal court sitting in Allegheny County, in any action or proceeding arising out of or relating to this Agreement, and each Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Guarantor hereby waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Guarantor hereby appoints the process agent identified below (the “Process Agent”) as its agent to receive on behalf of such party and its respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address, and each Guarantor hereby authorizes and directs the Process Agent to receive such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions (or any political subdivision thereof) by suit on the judgment or in any other manner provided at law. Each Guarantor further agrees that it shall, for so long as any commitment or any obligation of any Loan Party to any Bank remains outstanding, continue to retain Process Agent for the purposes set forth in this Section 14. The Process Agent is the II-VI Incorporated, with an office on the date hereof as set forth in the Credit Agreement. The Process Agent hereby accepts the appointment of Process Agent by the Companies and agrees to act as Process Agent on behalf of the Companies;

(ii) Waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue; and

(iii) WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING,

OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS GUARANTY, THE CREDIT AGREEMENT, OR ANY OTHER LOAN DOCUMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

15. Severability; Modification to Conform to Law.

(a) It is the intention of the parties that this Guaranty be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b) Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Agent or any of the Banks or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i) the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents and the value of the benefits described in this Section 15 (b) hereof, including (and to the extent not inconsistent with applicable federal and state Laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents, or

(ii) the excess of (A) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (B) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state Laws governing the insolvency of debtors as in effect on the date hereof.

(c) Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

16. Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Agent and the Banks, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Agent and the Banks a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

17. Joint and Several Obligations.

The obligations and additional liabilities of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Agent and the Banks to make the Loans, and that the Agent and the Banks are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Agent and the Banks, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Agent and the Banks, or any of them, shall not be a defense to any action the Agent and the Banks, or any of them, may elect to take against any Guarantor. Each of the Banks and Agent hereby reserve all rights against each Guarantor.

18. Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a) Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.

(b) Each Guarantor hereby acknowledges, represents, and warrants that it receives direct and indirect benefits by virtue of its affiliation with Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.

19. Miscellaneous.

(a) Generality of Certain Terms. As used in this Guaranty, the terms “hereof”, “herein” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision; the term “including”, as used herein, is not a term of limitation and means “including without limitation”.

(b) Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Agent and the Banks. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Agent or the Banks, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Agent and the Banks under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by Law, or otherwise.

(c) Telecommunications. Each Bank and Agent shall be entitled to rely on the authority of any individual making any telecopy, electronic or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

(d) Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, including reasonable attorney’s fees incurred by the Agent or any of the Banks in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify each Bank and Agent for, and hold it harmless from and against, any and all obligations, liabilities, losses, damages, costs, expenses (including disbursements and reasonable legal fees of counsel to any Bank or Agent), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any Bank or Agent (except as may result from the gross negligence or willful misconduct of Agent or any Bank):

(i) relating to the preparation, negotiation, execution, administration, or enforcement of or collection under this Guaranty or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceeding in any jurisdiction or political subdivision thereof;

(ii) relating to any amendment, modification, waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by any Guarantor or Borrower; and

(iii) in any way relating to or arising out of this Guaranty, or any document, instrument, or agreement relating to any of the Guarantied Obligations, or any action taken or omitted to be taken by any Bank or Agent hereunder, and including those arising directly or indirectly from the violation or asserted violation by any Guarantor or Borrower or Agent or any Bank of any Law, rule, regulation, judgment, order, or the like of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and regardless whether asserted by any governmental entity or any other Person.

(e) Prior Understandings. This Guaranty and the Credit Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.

(f) Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Agent and the Banks, or any of them, any extension of credit, or any other event or circumstance whatsoever.

IN WITNESS WHEREOF, the undersigned parties intending to be legally bound, have executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.

WITNESS:		II-VI DELAWARE, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		VLOC INCORPORATED

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		EXOTIC ELECTRO-OPTICS, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		II-VI WIDE BAND GAP, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		MARLOW INDUSTRIES, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		MARLOW INDUSTRIES ASIA, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		MAX LEVY AUTOGRAPH, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		HIGHYAG LASERTECHNOLOGIE, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

WITNESS:		PHOTOP TECHNOLOGIES, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	c/o II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

PNC BANK, NATIONAL ASSOCIATION, as Agent

		By:	/s/ Troy Brown
		Name:	Troy Brown
		Title:	Senior Vice President

(SEAL)

Acknowledged and consented to:

BORROWER

WITNESS:		II-VI INCORPORATED

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

		Address:	II-VI Incorporated
375 Saxonburg Blvd
Saxonburg, PA 16056

Telecopier: 724-360-5947

EXHIBIT 1.1(I)(2)

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated June 15, 2011, is made by and among the entities listed on the signature page hereto (or subsequently joining this Agreement) (each being individually referred to herein as a “Company” and collectively as the “Companies”).

WITNESSETH THAT:

WHEREAS, each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement, dated of even date herewith, by and among II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, PNC Bank, National Association (“PNC”), various other financial institutions which are now or hereafter become a party thereto (such other financial institution are each, a “Bank” and collectively, the “Banks”) and PNC, as agent for the Banks (in such capacity, the “Agent”) (as it may be hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Banks intend to make Loans to the Borrower; and

WHEREAS, the Companies are or may become indebted to each other (the Indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the “Intercompany Indebtedness”); and

WHEREAS, the obligations of the Banks to maintain the Commitments and make Loans to the Borrower from time to time are subject to the condition, among others, that the Companies subordinate the Intercompany Indebtedness to the Indebtedness and all other Obligations of the Borrower or any other Company to the Agent or the Banks or any Affiliate of any Bank pursuant to the Credit Agreement, the Rate Protection Agreement (Japan) (as defined in the Credit Agreement or the other Loan Documents (collectively, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Agent shall be entitled to receive, for the benefit of the Agent and the Banks as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

If, notwithstanding the foregoing provisions of this Section, a Company which is owed Intercompany Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Agent and the Banks as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement.

3. No Commencement of Any Proceeding. Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Banks and the Agent in commencing any proceeding referred to in Section 2 against any other Company which owes it any Intercompany Indebtedness.

4. Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness. If any portion of the Intercompany Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity and without consent for compromise, restructure or forbearance or similar accommodation by Agent as provided in Section 10, then and in such event the Agent and the Banks shall be entitled to receive indefeasible payment in full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.

If, notwithstanding the foregoing, any Company shall make any payment of Intercompany Indebtedness prohibited by the foregoing provisions of this Section, such payment shall be paid over and delivered forthwith to the Agent, for the benefit of the Agent and the Banks as their respective interests may appear.

The provisions of this Section shall not apply to any payment with respect to which Section 2 hereof would be applicable.

5. No Payment When Senior Debt in Default. If any Event of Default shall have occurred and be continuing, or such an Event of Default or Potential Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Banks shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.

If, notwithstanding the foregoing, any Company shall make any payment of the Intercompany Indebtedness to another Company prohibited by the foregoing provisions of this Section, such payment shall be paid over and delivered forthwith to the Agent, for the benefit of the Agent and the Banks as their respective interests may appear.

The provisions of this Section shall not apply to any payment with respect to which Section 2 hereof would be applicable.

6. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making payments at any time of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.

7. Rights of Subrogation. Each Company agrees that no payment or distribution to the Agent or the Banks pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly paid in full and the Commitments shall have terminated.

8. Instruments Evidencing Intercompany Indebtedness. Each Company shall cause each instrument which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of an Intercompany Subordination Agreement dated June 15, 2011 in favor of PNC Bank, National Association, as Agent for the Banks referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.”

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice to the effect of this Agreement.

9. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Agent and the Banks, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Agent and the Banks, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Agent and the Banks, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Agent and the Banks to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

10. No Implied Waivers of Subordination. No right of the Agent or any Bank to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Agent or any Bank, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof the Agent or any Bank may have or be otherwise charged with. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, restructure or grant forbearance or similar accommodation, the obligations of the other Companies with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Agent.

Without in any way limiting the generality of the foregoing paragraph, the Agent or any of the Banks may, at any time and from time to time, without the consent of or notice to the Companies except the Borrower to the extent provided in the Credit Agreement, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Agent and the Banks, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other Person.

11. Additional Subsidiaries. The Companies covenant and agree that they shall cause Subsidiaries created or acquired after the date of this Agreement, and any other Subsidiaries required to join this Agreement pursuant to Section 8.2.8 or otherwise under the Credit Agreement, to execute a Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement, whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Companies or other Subsidiaries hereafter created or acquired to the Senior Debt.

12. Continuing Force and Effect. This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and any Commitments under the Credit Agreement remain outstanding, it being contemplated that this Agreement be of a continuing nature.

13. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Agent or the Banks hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Companies hereunder, shall be made only by written agreement, waiver or consent signed by the Agent, acting on behalf of all the Banks, with the written consent of the Required Banks, any such agreement, waiver or consent made with such written consent being effective to bind all the Banks.

14. Expenses. The Companies unconditionally and jointly and severally agree upon demand to pay to the Agent and the Banks the amount of any and all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including reasonable fees and expenses of counsel, which the Agent or any of the Banks may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Agent or the Banks hereunder, or (c) the failure by the Companies to perform or observe any of the provisions hereof.

15. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

16. Governing Law. This Agreement shall be a contract under the internal Laws of the Commonwealth of Pennsylvania and for all purposes shall be construed in accordance with the internal Laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflict of laws.

17. Successors and Assigns. This Agreement shall inure to the benefit of the Agent and the Banks and their respective successors and assigns, as permitted in the Credit Agreement, and the obligations of the Companies shall be binding upon their respective successors and assigns. The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Banks and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Banks” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Bank under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Bank under the Credit Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

19. Attorneys-in-Fact. Each of the Companies hereby authorizes and empowers the Agent, at its election and in the name of either itself, for the benefit of the Agent and the Banks as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Agent may deem advisable to completely protect the Agent’s and the Banks’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

20. Application of Payments. In the event any payments are received by the Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

21. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Agent, on behalf of the Banks, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Agent on behalf of the Banks at law may not fully compensate the Agent on behalf of the Banks for the damages they may suffer in the event of a breach hereof.

22. Consent to Jurisdiction, Waiver of Jury Trial. Each of the Companies hereby irrevocably consents to the non-exclusive jurisdiction of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania, waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Companies at the addresses referred to in Section 23 hereof and service so made shall be deemed to be completed upon actual receipt thereof. Each of the Companies waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue, AND EACH OF THE COMPANIES WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT TO THE FULL EXTENT PERMITTED BY LAW.

23. Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Agent or the Banks in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.6 of the Credit Agreement.

WITNESS the due execution hereof as of the day and year first above written.

WITNESS:		BORROWER;

II-VI INCORPORATED

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Chief Financial Officer and Treasurer

(SEAL)

WITNESS:		GUARANTORS:

II-VI DELAWARE, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		VLOC INCORPORATED

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		EXOTIC ELECTRO-OPTICS, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		II-VI WIDE BAND GAP, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MARLOW INDUSTRIES, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MARLOW INDUSTRIES ASIA , INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		MAX LEVY AUTOGRAPH, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		HIGHYAG LASERTECHNOLOGIE, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

WITNESS:		PHOTOP TECHNOLOGIES, INC.

/s/ Eric C. Springer		By:	/s/ Craig A. Creaturo
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Treasurer

(SEAL)

EXHIBIT 1.1(R)

REVOLVING CREDIT NOTE

$50,000,000.00	Pittsburgh, Pennsylvania
June 15, 2011

FOR VALUE RECEIVED, the undersigned, II-VI INCORPORATED, a Pennsylvania corporation (herein called the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Payee Bank”) on the first to occur of the Expiration Date or acceleration, the lesser of the principal sum of FIFTY MILLION DOLLARS AND NO CENTS ($50,000,000.00) or the principal amount as may be advanced by Payee Bank to the Borrower hereunder pursuant to the Credit Agreement dated as of June 15, 2011 among the Borrower, the Guarantors party thereto, the Payee Bank, various other financial institutions which are now or hereafter become a party thereto (the Payee Bank and such other financial institutions are each, a “Bank” and collectively, the “Banks”), and PNC Bank, National Association, as Agent for the Banks (in such capacity, the “Agent”), (together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof, the “Credit Agreement”).

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to the Credit Agreement.

Upon the occurrence and during the continuation of an Event of Default as provided in the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Loans evidenced by this Note at a rate per annum equal to two percent (2%) per annum above the rate of interest otherwise applicable thereto. Such interest will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable on the dates set forth in the Credit Agreement and on the Expiration Date.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Agent located at Three PNC Plaza, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained therein. The Credit Agreement among other things contains provision for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Payee Bank and its successors and assigns. All references herein to the “Borrower” and the “Payee Bank” shall be deemed to apply to the Borrower and the Payee Bank, respectively, and their respective successors and assigns.

No delay or omission of the Payee Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall the Payee Bank’s actions or inaction impair any such right or power. The Borrower agrees to pay on demand, to the extent permitted by law, all reasonable costs and expenses incurred by the Payee Bank in the enforcement of its rights in this Note and in any security therefor. If any provision of this Note is found to be invalid by a court, all other provisions of this Note will remain in full force and effect. The Borrower and all other makers and endorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Payee Bank and its successors and assigns.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH ADDRESS PROVIDED FOR IN SECTION 11.6 OF THE CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWER WAIVES ANY OBJECTION TO JURISDICTION

AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS CHOICE OF FORUM SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

WAIVER OF JURY TRIAL. THE BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS NOTE.

The Payee Bank may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Term Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release the Payee Bank from its obligations under any of the Loan Documents.

IN WITNESS WHEREOF, the undersigned has executed this Note by its duly authorized officer with the intention that it constitutes a sealed instrument.

WITNESS:		II-VI INCORPORATED

By:	/s/ Eric C. Springer	By:	/s/ Craig A. Creaturo	[SEAL]
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Chief Financial Officer and Treasurer

EXHIBIT 1.1(S)

SWING LOAN NOTE

$5,000,000	Pittsburgh, Pennsylvania
June 15, 2011

FOR VALUE RECEIVED, the undersigned, II-VI INCORPORATED, a Pennsylvania corporation (herein called the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), in lawful money of the United States of America in immediately available funds at its offices located at Three PNC Plaza, 225 Fifth Avenue, Pittsburgh, PA 15222, or at such other locations as PNC BANK may designate from time to time, on demand, the lesser of the principal sum of FIVE MILLION DOLLARS ($5,000,000) or the aggregate unpaid principal amount of all Swing Loans made by PNC BANK to the Borrower pursuant to the Credit Agreement dated as of June 15, 2011 among the Borrower, the Guarantors party thereto, PNC BANK, various other financial institutions which are now or hereafter become a party thereto (PNC BANK and such other financial institutions are each, a “Bank” and collectively, the “Banks”), and PNC Bank, National Association, as Agent for the Banks (in such capacity, the “Agent”), (together with all extensions, renewals, amendments, substitutions and replacements thereto and thereof, “Credit Agreement”).

The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to the Credit Agreement.

Upon the occurrence and during the continuation of an Event of Default as provided in the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Loans evidenced by this Note at a rate per annum equal to two percent (2%) per annum above the rate of interest otherwise applicable thereto. Such interest will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, interest will be payable at the times provided in the Credit Agreement.

Subject to the provisions of the Credit Agreement, if any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature.

This Note is the Swing Note referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, and conditions contained therein.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of PNC Bank and its successors and assigns. All references herein to the “Borrower” and the “Bank” shall be deemed to apply to the Borrower and PNC BANK, respectively, and their respective successors and assigns.

No delay or omission of PNC Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall PNC Bank’s actions or inaction impair any such right or power. The Borrower agrees to pay on demand, to the extent permitted by law, all reasonable costs and expenses incurred by PNC Bank in the enforcement of its rights in this Note and in any security therefor. If any provision of this Note is found to be invalid by a court, all other provisions of this Note will remain in full force and effect. The Borrower and all other makers and endorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of PNC Bank and its successors and assigns.

THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH ADDRESS PROVIDED FOR IN SECTION 11.6 OF THE CREDIT AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS CHOICE OF FORUM SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE LOAN DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

WAIVER OF JURY TRIAL. THE BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS NOTE.

PNC Bank may at any time pledge all or a portion of its rights under the Loan Documents including any portion of this Swing Loan Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release PNC Bank from its obligations under any of the Loan Documents

IN WITNESS WHEREOF, the undersigned has executed this Note by its duly authorized officer with the intention that it constitutes a sealed instrument.

Witness:		II-VI INCORPORATED

By:	/s/ Eric C. Springer	By:	/s/ Craig A. Creaturo	[SEAL]
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Chief Financial Officer and Treasurer

EXHIBIT 2.5.1

FORM OF

REVOLVING CREDIT LOAN REQUEST

TO:	PNC Bank, National Association, as Agent PNC Firstside Center, 4th Floor 500 First Avenue Pittsburgh, PA 15219 Attention: Sharon Katto Telephone: 412-768-2657 Telecopy: 412-768-4586

FROM:	II-VI Incorporated (the “Borrower”)

RE:	Credit Agreement by and among the Borrower, the Banks party thereto, the Guarantors party thereto and the Agent, dated as of June 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”)

Pursuant to the Credit Agreement, the undersigned hereby irrevocably makes the following Revolving Credit Loan Request:

Base Rate Portion

1.	Aggregate Principal Amount of Base Rate Portion (may not be less than $500,000)	U.S.$
2.	Proposed Borrowing Date (which date shall be on or after the date on which the Agent receives this Revolving Credit Loan Request, with such Revolving Credit Loan Request to be received no later than 10:00 a.m., Pittsburgh, Pennsylvania time on the Borrowing Date)

Euro-Rate Portion

1.	Number of Borrowing Tranches (may not exceed eight (8))
2.	The Euro-Rate Interest Period for each Euro-Rate Portion (may not end later than the relevant Expiration Date)

3.	The Aggregate Principal Amount of Euro-Rate Portion for each Euro-Rate Interest Period (may not be less than $500,000 and must be an integral multiple of $500,000)	U.S.$
4.	Proposed Borrowing Date (which date shall be at least three (3) Business Days after the date on which the Agent receives this Euro-Rate Portion Request, with such request to be received no later than 10:00 a.m., Pittsburgh, Pennsylvania time)

As of the date hereof and the date of making of the Revolving Credit Loan: the Borrower has performed and complied with all covenants and conditions of the Credit Agreement, the representations and warranties contained in Article 6 of the Credit Agreement (except representations and warranties which relate solely to an earlier date or time) are and will be true as more fully provided in the Credit Agreement; no Potential Default or Event Default has occurred and is continuing or shall exist; and the making of the Revolving Credit Loans shall not contravene any Law applicable to the parties to the Credit Agreement and the Loan Documents.

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned certifies to the Agent for the benefit of the Banks as to the accuracy of the foregoing.

Date: ____________________________	II-VI INCORPORATED

By:
Title:

EXHIBIT 2.5.2

FORM OF

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Agent PNC Firstside Center, 4th Floor 500 First Avenue Pittsburgh, PA 15219 Attention: Lisa Pierce Telephone: 412-762-6442 Telecopy: 412-762-8672

FROM:	II-VI Incorporated (the “Borrower”)

RE:	Credit Agreement by and among the Borrower, the Banks party thereto, the Guarantors party thereto and the Agent, dated as of June 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”).

Pursuant to the Credit Agreement, the undersigned hereby irrevocably makes the following Swing Loan Request:

1.	Aggregate Principal Amount of Swing Loan (may not be less that $1,000,000 and must be an integral multiple of $100,000)	U.S.$
2.	Proposed Borrowing Date (which date shall be on or after the date on which the Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 12:00 noon, Pittsburgh, Pennsylvania time on the Borrowing Date)
3.	Term (which term shall be no less than one Business Day and no longer than three Business Days)
4.	As of the date hereof and the date of making of the Swing Loan: the Borrower has performed and complied with all covenants and conditions of the Credit Agreement, the representations and warranties contained in Article 6 of the Credit Agreement (except representations and warranties which relate solely to an earlier date or time) are and will be true as more fully provided in the Credit Agreement; no Potential Default or Event of Default has occurred and is continuing or shall exist; and the making of the Swing Loans shall not contravene any Law applicable to the parties to the Credit Agreement and the Loan Documents.

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned certifies to the Agent for the benefit of PNC Bank, National Association as Swing Loan Lender as to the accuracy of the foregoing.

Date: ____________________________	II-VI INCORPORATED

By:
Title:

EXHIBIT 2.11

BANK JOINDER AND ASSUMPTION AGREEMENT

THIS BANK JOINDER AND ASSUMPTION AGREEMENT (the “Joinder”) is made as of                , 20      (the “Effective Date”) by                     , (the “New Bank”).

Background

Reference is made to the Credit Agreement dated as of June 15, 2011 among II-VI Incorporated (collectively, the “Borrower”), the Guarantors now or hereafter party thereto, the Banks now or hereafter party thereto and PNC Bank, National Association, as agent (the “Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Banks permitting the New Bank to become a Bank under the Credit Agreement, the New Bank agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Bank under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Bank remains a party to the Credit Agreement, such New Bank shall assume the obligations of a Bank under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Bank and shall be entitled (in accordance with its Ratable Share) to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Bank hereby acknowledges that it has heretofore received (i) a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the Effective Date, and (ii) the executed original of its Revolving Credit Note dated the Effective Date issued by the Borrower under the Credit Agreement in the face amount of $            .

The Commitments and Ratable Shares of the New Bank and each of the other Banks are as set forth on Schedule 1.1(B) to the Credit Agreement. Schedule 1.1(B) to the Credit Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrowing Tranche. Notwithstanding the foregoing on the date hereof, the Borrower shall repay all outstanding Loans to which either the Base Rate Option or the Euro-Rate Option applies and simultaneously reborrow a like amount of Loans under each such Interest Rate Option from the Banks (including the New Bank) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section 5.10 [Indemnity].

The New Bank is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) participate in all new Revolving Credit Loans borrowed by the

Borrower on and after the Effective Date according to its Ratable Share; and (B) participate in all Letters of Credit outstanding on and after the Effective Date according to its Ratable Share.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO BANK

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, the New Bank has duly executed and delivered this Joinder as of the Effective Date.

[NEW BANK]

By:
Name:
Title:

[ACKNOWLEDGEMENT TO BANK JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

BORROWER:

II-VI INCORPORATED, a Pennsylvania corporation

By:
Name:
Title:

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS

SCHEDULE 1

OUTSTANDING TRANCHES

Exhibit 7.1.16

OFFICER’S SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 7.1.15 of the Credit Agreement, dated as of June 15, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, PNC Bank, National Association (“PNC”), various other financial institutions now or hereafter a party thereto (PNC and such other financial institutions are each, a “Bank” and collectively, the “Banks”), and PNC, as agent for the Banks (in such capacity, the “Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that he is a duly authorized officer of each of the Loan Parties (“Officer”) and that, as such, he is authorized to execute this Certificate on behalf of each of the Loan Parties. Any term or provision hereof to the contrary notwithstanding, the Officer is executing this Certificate in his capacity as an officer of, and solely on behalf of, each of the Loan Parties, and not in his individual capacity. On behalf of each of the Loan Parties, the Officer further certifies that:

(a) The Officer has knowledge of, and has participated in, the preparation and negotiation of the Credit Agreement and each of the other Loan Documents.

(b) The Officer is familiar with the finances of each of the Loan Parties and the consolidated financial statements of the Loan Parties.

(c) Based upon the foregoing, as of the date of the initial Loans and after giving effect thereto, each of the Loan Parties is Solvent as such term is defined in the Credit Agreement.

I understand that the Agent and the Banks are relying on the truth and accuracy of the foregoing in connection with their entering into the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby.

WITNESS:		II-VI INCORPORATED, for itself and each Loan Party

By:	/s/ Eric C. Springer	By:	/s/ Craig A. Creaturo	(Seal)
Name:	Eric C. Springer, Esquire	Name:	Craig A. Creaturo
		Title:	Chief Financial Officer and Treasurer

EXHIBIT 8.2.6

FORM OF PERMITTED ACQUISITION

COMPLIANCE CERTIFICATE

PNC Bank, National Association, as Agent

225 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of June 15, 2011 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) between II-VI Incorporated (the “Borrower”), the Banks party thereto, the Guarantors party thereto and PNC Bank, National Association, as agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

On behalf of the Borrower, I hereby advise you that pursuant to Section 8.2.6 of the Credit Agreement, the Borrower is undertaking a “Permitted Acquisition” as defined in the Credit Agreement. The Borrower is acquiring {insert description of acquisition transaction, including identity of acquired entity, purchase price, amount of funds borrowed under Credit Agreement to fund purchase price, etc.}. Such Acquisition is referred to herein as the “Proposed Acquisition.”

I,             , Chief Financial Officer and Treasurer of the Borrower, do hereby certify in my capacity as Chief Financial Officer and Treasurer, as of the quarter ended             ,              (the “Report Date”), as follows (each calculation determined in accordance with GAAP):

(1)	Pro Forma Minimum Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio determined on a pro forma basis as provided in Section 8.2.6(2) (v) of the Credit Agreement (the ratio of (A) Consolidated EBITDA to (B) Consolidated interest expense, as calculated below) is to 1.00, which is not less than 4.00 to 1.00, the minimum required ratio for the period as set forth in section 8.2.18 of the Credit Agreement.

(A)	Pro Forma Consolidated EBITDA of the Borrower and its Subsidiaries (not including the Proposed Acquisition) is calculated as follows:

(i)	consolidated net income (or net loss) of any Person for such period as determined in accordance with GAAP	$	________

(ii)	consolidated interest expense	$	________

(iii)	total consolidated income tax expense	$	________

(iv)	consolidated amortization and depreciation expense	$	________

(v) any consolidated extraordinary or non-recurring losses, minus any consolidated extraordinary or non-recurring gains	$	________

(vi) sum of items (i) through (v) equals Consolidated EBITDA	$	________

(B)	Pro Forma consolidated interest expense of the Borrower and its Subsidiaries (not including the Proposed Acquisition) is $ .

(2)	Proforma Maximum Consolidated Leverage Ratio. The Consolidated Leverage ratio determined on a pro forma basis as provided in Section 8.2.6(2) (v) of the Credit Agreement (the ratio of (A) Consolidated Total Indebtedness to (B) Adjusted Consolidated EBITDA (as calculated below) is to 1.00, which does not exceed 3.00 to 1.00, the maximum permitted ratio for the period as set forth in section 8.2.17 of the Credit Agreement with respect to Permitted Acquisitions.

(A)	Proforma Consolidated Total Indebtedness, which is defined as any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of the Borrower and its Subsidiaries (including Indebtedness incurred or assumed in conjunction with the Proposed Acquisition) (without duplication) for or in respect of:

(i)	borrowed money	$	________

(ii)	amounts raised under or liabilities in respect of any note purchase or acceptance credit facility	$	________

(iii)	reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device	$	________

(iv)	any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses

	incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due)	$	________

(v)	any Guaranty of Indebtedness for borrowed money	$	________

(vi)	sum of items (i) through (v) equals Consolidated Total Indebtedness	$	________

(B)	Pro Forma Adjusted Consolidated EBITDA is computed as follows:

(i)	Consolidated EBITDA (from item 1(A)(vi) above)	$	________

(ii)	proforma acquisition EBITDA (as set forth in detail on the attached Exhibit A)	$	________

(iii)	sum of items (i) plus (ii) equals Adjusted Consolidated EBITDA

(3)	Attached as Exhibit B is a true and correct copy of the {insert description of acquisition agreement.}

(4)	As of the date hereof, the Borrower and the other Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of the representations and warranties contained in section 6 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default exists and is continuing.

(5)	(i) Borrowing availability on the date hereof on a proforma basis after giving effect to the consummation of the Proposed Acquisition is $ , and (ii) consolidated cash on hand on the date hereof on a proforma basis after giving effect to the consummation of the Proposed Acquisition is $ . The total of (i) and (ii) is $ which exceeds the minimum $50,000,000 total of such amounts required under Section 8.2.6 of the Credit Agreement.

(6)	The Proposed Acquisition meets each of the requirements of Section 8.2.6 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of             , 20__.

II-VI Incorporated

By:
Name:
Title: Chief Financial Officer and Treasurer

EXHIBIT A

CALCULATION OF PRO FORMA EBITDA

EXHIBIT B

ACQUISITION AGREEMENT

EXHIBIT 8.3.3

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

PNC Bank, National Association, as Agent

225 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of June 15, 2011 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) between II-VI Incorporated (the “Borrower”), the Banks party thereto, the Guarantors party thereto and PNC Bank, National Association, as agent (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I,             , Chief Financial Officer and Treasurer of the Borrower, do hereby certify in my capacity as Chief Financial Officer and Treasurer, as of the quarter ended             ,              (the “Report Date”), as follows (each calculation determined in accordance with GAAP):

(1)	Minimum Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio (the ratio of (A) Consolidated EBITDA to (B) Consolidated interest expense, as calculated below) is to 1.00, which is not less than 4.0 to 1.00, the minimum required ratio for the period as set forth in section 8.2.18 of the Credit Agreement.

(A)	Consolidated EBITDA is calculated as follows:

(i)	consolidated net income (or net loss) of Borrower and its Subsidiaries for such period as determined in accordance with GAAP	$	________

(ii)	consolidated interest expense	$	________

(iii)	total consolidated income tax expense	$	________

(iv)	consolidated amortization and depreciation expense	$	________

(v)	any consolidated extraordinary or non-recurring losses, minus any consolidated extraordinary or non-recurring gains	$	________

(vi)	sum of items (i) through (v) equals Consolidated EBITDA	$	________

(B)	Consolidated interest expense is $ .

(2)	Maximum Consolidated Leverage Ratio. The Consolidated Leverage ratio (the ratio of (A) Consolidated Total Indebtedness to (B) Adjusted Consolidated EBITDA (as calculated below) is to 1.00, which does not exceed 3.0 to 1.00, the maximum permitted ratio for the period as set forth in section 8.2.17 of the Credit Agreement.

(A)	Consolidated Total Indebtedness, which is defined as any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) (without duplication) of such Person for or in respect of:

(i)	borrowed money	$	________

(ii)	amounts raised under or liabilities in respect of any note purchase or acceptance credit facility	$	________

(iii)	reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device	$	________

(iv)	any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which

	are not more than thirty (30) days past due)	$	________

(v)	any Guaranty of Indebtedness for borrowed money	$	________

(vi)	sum of items (i) through (v) equals Consolidated Total Indebtedness	$	________

(B)	Adjusted Consolidated EBITDA is computed as follows:

(i)	Consolidated EBITDA (from item 1(A)(vi) above)	$	________

(ii)	proforma acquisition EBITDA (as set forth in detail on the attached Exhibit A)	$	________

(iii)	sum of items (i) plus (ii) equals Adjusted Consolidated EBITDA

(3)	As of the date hereof, the Borrower and the other Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of the representations and warranties contained in section 6 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default exists and is continuing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of             , 20__.

II-VI Incorporated

By:
Name:
Title: Chief Financial Officer and Treasurer

Exhibit A

Calculation of Pro Forma

Acquisition EBITDA